SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                       Anchor Glass Container Corporation
             (Exact name of registrant as specified in its charter)

             Delaware                                    59-3417812
------------------------------------       -------------------------------------
      (State of incorporation              (I.R.S. Employer Identification No.)
       or organization)

                  One Anchor Plaza
             4343 Anchor Plaza Parkway
                   Tampa, Florida                               33634-7513
-----------------------------------------------------    -----------------------
      (Address of principal executive offices)                  (Zip Code)


Securities to be registered pursuant to Section 12(b) of the Act:

       Title of each class                   Name of each exchange on which
       to be so registered                   each class is to be registered
----------------------------------    ------------------------------------------
               None

     If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. |_|

     If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. |X|

     Securities Act registration statement file number to which this form relates:

------------------------------------------
         (if applicable)

        Securities to be registered pursuant to Section 12(g) of the Act:
                         Preferred Stock Purchase Rights
--------------------------------------------------------------------------------
                                (Title of Class)


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                                      -2-


Item 1. Description of Securities to be Registered

     On March 8, 2002, Anchor Glass Container Corporation (the "Company") entered into an amendment (the "Amendment") to the amended and restated rights agreement (the "Rights Agreement") between the Company and Continental Stock Transfer & Trust Company, as Rights Agent (the "Rights Agent"), dated as of March 8, 2002 to clarify that, among other things, (i) the acquisition of Voting Stock (as defined in the Rights Agreement) or securities convertible into Voting Stock by Owens-Illinois, Inc. pursuant to the Asset Purchase Agreement dated August 20, 2001 among Owens-Illinois, Inc., Consumers Packaging Inc. and the other parties thereto and (ii) the subsequent deposit of such Voting Stock in trust pursuant to a Voting Trust Agreement (as defined in the Rights Agreement), would not constitute a Triggering Event (as defined in the Rights Agreement).

Item 2. Exhibits

     1. Amendment No. 1 to Amended and Restated Rights Agreement, dated as of March 8, 2002, between Anchor Glass Container Corporation and Continental Stock Transfer & Trust Company, as Rights Agent



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                                    SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duty caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                 ANCHOR GLASS CONTAINER CORPORATION


                                 By:              /s/ Lawrence M. Murray
                                        ----------------------------------------
                                        Name:     Lawrence M. Murray
                                        Title:    Sr. V.P. Finance

Dated:  April 11, 2002


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                                  EXHIBIT INDEX

Number              Description

1 Amendment No. 1 to Amended and Restated Rights Agreement, dated as of March 8, 2002, between Anchor Glass Container Corporation and Continental Stock Transfer & Trust Company, as Rights Agent




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                                                                       Exhibit 1

                                 Amendment No. 1

                                       to

                    the Amended and Restated Rights Agreement

     This Amendment No. 1 ("Amendment No. 1") to the Amended and Restated Rights Agreement (the "Rights Agreement") dated as of October 31, 2001 between Anchor Glass Container Corporation, a Delaware corporation (the "Company"), and Continental Stock Transfer & Trust Company (the "Rights Agent"), is made and entered into as of this 8th day of March, 2002.

     WHEREAS, the Company has entered into a settlement agreement resolving certain outstanding litigation between the Company and Owens-Illinois, Inc., a Delaware Corporation ("OI") and its Affiliates, which settlement contemplates the amendment to the Rights Agreement as provided herein;

     NOW, THEREFORE, in consideration of the premises and mutual agreements herein set forth, the parties agree as follows:

     Section 1. Amendment to Section 1(a) of the Rights Agreement. Section 1(a) of the Rights Agreement is hereby amended by adding a penultimate sentence thereto as follows:

     "If Owens-Illinois, Inc., a Delaware corporation ("OI") acquires (the "Acquisition") the Voting Stock subject to the Asset Purchase Agreement made as of August 20, 2001 among 3058888 Nova Scotia Corporation, OI Domestic Holdings Inc., Consumers Packaging Inc., 164489 Canada Inc., Consumers International Inc. and OI (the "APA"), whether pursuant to the APA or otherwise, and such Voting Stock is immediately deposited (the "Deposit") or caused to be deposited in trust (the "Voting Trust") pursuant to the Voting Trust Agreement (as defined in the Settlement Agreement (the "Settlement Agreement") made as of March 8, 2002 among the Company, OI and the other parties thereto) and in accordance with all the terms of the Settlement Agreement, the Acquisition and Deposit shall not result in OI or the Voting Trust being an Acquiring Person or cause a Triggering Event, but only if such Person does not become the Beneficial Owner of any additional Voting Stock of the Company."


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     Section 2. Governing Law. This Amendment No. 2 shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts to be made and performed entirely within such State.

     Section 3. Counterparts. This Amendment No. 1 may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

     Section 4. Descriptive Headings. Descriptive headings of the several Sections of this Amendment No. 1 are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.



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                                      -3-


     IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be duly executed.

                              ANCHOR GLASS CONTAINER CORPORATION

                              By: /s/ L.M. Murray
                                  ----------------------------------------------
                                  Name: Lawrence M. Murray
                                  Title: Senior Vice President - Finance



                              CONTINENTAL STOCK TRANSFER & TRUST COMPANY

                              By: /s/William F. Seegraber
                                  ----------------------------------------------
                                  Name: William F. Seegraber
                                  Title:   Vice President